Exhibit 15

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-173182, 333-66444, 333-45070 and 333-44590) of Pearson plc of our report dated April 3, 2017 relating to the financial statements, and effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/PricewaterhouseCoopers LLP

London, England

April 3, 2017